Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HALCÓN RESOURCES CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Halcón Resources Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is Halcón Resources Corporation.

ARTICLE TWO

The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 6, 2015 with an effective date of May 7, 2015 (as amended, the “Amended and Restated Certificate of Incorporation”).

ARTICLE THREE

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) was duly proposed, adopted and approved by the Corporation’s board of directors and by the affirmative vote of holders of a majority of the Corporation’s outstanding common stock entitled to vote in accordance with the applicable provisions of Sections 212 and 242 of the DGCL.

ARTICLE FOUR

Article Fourth of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety as follows:

“FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,341,000,000, of which 1,340,000,000 shares shall be common stock, par value $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.                                    Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.                                    Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Effective as of 11:59 p.m., Eastern Time, on December 24, 2015 (the “Effective Time”), each five (5) shares of Common Stock of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or by the holder thereof (the “Reverse Stock Split”). The Corporation shall not issue fractional shares of Common Stock or pay cash in respect thereof in connection with the Reverse Stock Split but, in lieu thereof, the aggregate number of shares of the Corporation’s Common Stock issuable to each holder in connection with the Reverse Stock Split shall be rounded up to the next higher whole number of shares of Common Stock. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue.  Following the Reverse Stock Split, each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to represent only that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split (subject to the treatment of fractional shares as set forth above).”

ARTICLE FIVE

This Certificate of Amendment shall become effective as of December 24, 2015.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chairman and Chief Executive Officer, this 22nd day of December, 2015.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Chairman and Chief Executive Officer

[Signature Page to Certificate of Amendment — Halcón Resources Corporation]